Exhibit 99.1

Exhibit 99.1

PRESS RELEASE

Release Date: December 30, 2008

For Further Information:	Charles E. Wagner, Jr.
Executive Vice President, Chief Lending Officer and
Corporate Secretary
443-265-5570
E-mail-c.wagner@slavie.com

SFSB, INC. ANNOUNCES THE ADOPTION OF A Rule 10b5-1 REPURCHASE PLAN.

BEL AIR, MD. – December 30, 2008 - SFSB, INC. (OTCBB: SFBI) today announced that the Company entered into a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P. under which Sandler O’Neill will repurchase up to 53,552 shares on behalf of the Company as part of the Company’s previously announced stock repurchase plan.  Purchases by Sandler O’Neill will become effective on January 1, 2009 and will continue until the earlier of the date that all shares have been purchased or December 31, 2009.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

SFSB, Inc., headquartered in Bel Air, Maryland is the holding company of Slavie Federal Savings Bank. The bank is a 108 year old federally chartered, FDIC-insured thrift serving the Baltimore Metropolitan area and surrounding counties in Maryland. The bank offers a wide variety of financial services and products throughout its market area. The bank maintains a website at www.slavie.com.